Exhibit 10.2

SEPARATION AGREEMENT

The following sets forth the Separation Agreement (“Separation Agreement”) between Magellan Health, Inc. (formerly Magellan Health Services, Inc.) (“Magellan” or “Employer”) and Tina Blasi (“Employee”).

In consideration of the following obligations contained herein, the parties agree as follows:

1.                                  Separation Pay. Employee’s employment will terminate without cause on June 30, 2015 (“Termination Date”) in accordance with Section 6(c) of the Employment Agreement between Magellan and Employee executed on February 25, 2008 and further amended effective February 25, 2008, December 1, 2008, and April 3, 2013 (the “Employment Agreement”). Magellan will pay Employee separation pay in an amount equal to $475,000, less all lawful deductions. The separation pay will be paid out in equal installments on a semi-monthly basis beginning on the next regular payday following the later of the Effective Date (explained in Paragraph 20 below) or the Termination Date and according to Magellan’s normal payroll policy and practices for the period July 1, 2015 through June 30, 2016 (the “Severance Period”). Employer and Employee hereby reaffirm the agreements and understandings contained in Section 21 of the Employment Agreement entitled “No Mitigation”.

2.                                  Bonus. In accordance with Section 6(c) of the Employment Agreement, Employee shall be eligible to receive, on a pro-rata basis, a bonus for the 2015 performance year in the amount that Employee would have earned under the terms of Magellan’s 2015 Incentive Compensation Plan (“ICP”) determined in accordance with and subject to the conditions of, Section 6(c) of the Employment Agreement. The pro-rata bonus, if one is paid by Employer, will be paid if and when all other eligible employees are paid a bonus under the ICP, but not later than March 15, 2016. As provided in the Employment Agreement and the 2015 ICP, the payment of a 2015 pro-rata bonus and the amount of any such bonus shall be in the sole discretion of Employer.

3.                                  Employment Benefits. Through Employee’s Termination Date, Employee will receive all employment benefits for which Employee is eligible pursuant to and in accordance with Employer’s company policies and as required by law. Following Employee’s Termination Date, Employee will receive a payment for all accrued but unused Paid Time Off pursuant to and in accordance with Employer’s company policies, the Employment Agreement, and as required by law.

4.                                  EAP Services. Employee may continue to access Employee Assistance Program services during the Severance Period by calling 1-866-266-2376.

5.                                  COBRA Payments/Life and Disability Insurance. If Employee elects COBRA coverage, he/she will be required to pay only the employee contribution rate for the health insurance portion of the COBRA coverage during the Severance Period. Dental and vision coverage under COBRA will be billed at the rate set forth in the Employment Agreement or, if not specified in the Employment Agreement, at 100% of the full COBRA rate. Employer complies with all applicable COBRA continuation health coverage laws. Employer will cooperate with Employee to seek the transfer of existing life and long term disability insurance coverage covering Employee offered through Employer, provided that the transfer and future premiums resulting from the transfer of any such coverage, if possible, will be at Employee’s sole expense.

6.                                  General Release of All Claims. In consideration for the payments described in Paragraphs 1, and 2 and the other benefits provided for in this Separation Agreement, which are in excess of the compensation and benefits that Employee would normally receive upon her termination from Magellan, Employee hereby releases Magellan from any and all claims, demands, actions, suits, injuries, damages, or liabilities that Employee had, has, or may have against Magellan, known or unknown, from the beginning of time up to the later of the Effective Date of this Separation Agreement or the Termination Date, excepting only those claims, if any, which Employee is prohibited by law from waiving. This release includes, but is not limited to, a release of all claims under the Employment Agreement, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Employment Retirement Insurance Security Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Equal Pay Act, and all other federal, state, and local laws related to employment practices or otherwise.

However, notwithstanding the foregoing: (i) Employee does not release or waive any rights to her vested and accrued amounts under Employer’s 401(k) plan and vested stock options, (ii) subject to the provisions and requirements of such law, Employee does not release or waive her rights, if any, to indemnification in her capacity as an officer of Employer under the corporate law of the State of Delaware, (iii) Employee does not release or waive her rights, if any, under any applicable officers insurance coverage of Employer and officers in effect at the Termination Date, and (iv) nothing in this Separation Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including, without limitation, any claims arising under state unemployment insurance or workers compensation laws or California Labor Code section 2802. Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after Employee executes this Separation Agreement are not waived.

Employee also agrees to waive and relinquish all rights and benefits afforded under any applicable federal, state, or local law which provides in substance that a release shall not extend to claims or injuries which are unknown or unsuspected to exist at the time the release is executed.

Magellan expressly denies that it has any liability to Employee, and this Separation Agreement should not be construed as an admission of such liability.

Employee is advised to consult an attorney before signing this Separation Agreement.

For purposes of this Paragraph, Magellan shall include its past and present directors, officers, agents, and employees, as well as its corporate parents, subsidiaries, affiliates, and successors, and their past and present directors, officers, agents, and employees.

7.                                 Promise Not to Sue. In consideration for the payments described in Paragraphs 1 and 2 and the other benefits provided for in this Separation Agreement, Employee promises not to sue or bring any legal or administrative claim, action, arbitration or proceeding of any kind against Magellan with respect to matters released herein. Employee acknowledges that as of the date of the execution of this Separation Agreement he/she has not instituted any legal or administrative claim, action, arbitration or proceeding of any kind against Magellan.

Nothing in this Separation Agreement shall be construed to prohibit Employee from filing a charge or complaint with the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB) or other comparable federal, state, or local administrative agency or participating in any investigation or proceeding conducted by such administrative agencies or from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need Magellan’s prior authorization to make any such charges, complaints, reports or disclosures and Employee is not required to notify Magellan that he/she has made such reports or disclosures. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, report or lawsuit filed by Employee or anyone on Employee’s behalf.

For purposes of this Paragraph, Magellan shall include its past and present directors, officers, agents, and employees, as well as its corporate parents, subsidiaries, affiliates, and successors, and their past and present directors, officers, agents, and employees.

8.                                 Non-Disparagement. Employee agrees that he/she will not make any materially disparaging comments about Magellan or any negative reference to the character, quality, or propriety of Magellan’s personnel or business operations, except as may be required by law, or take other action intended to hamper, impede, or obstruct the successful and continued business operations of Magellan. Employee acknowledges that as of the date of the execution of this Separation Agreement he/she has not made any such disparaging or negative comments or taken any such hampering, impeding, or obstructing action.

For purposes of this Paragraph, Magellan shall include its corporate subsidiaries, affiliates, and successors.

9.                                 Assistance with Magellan Legal Defenses. Employee agrees to reasonably cooperate with Magellan in its defense of any matter that Employee was involved in during his/her employment and to make himself/herself available to assist in the defense of any such matter as required by Magellan or its counsel, provided that Magellan pays Employee for his/her reasonable expenses and, to the extent that such cooperation is requested after the Severance Period, his/her reasonable hours of service in a prorated amount of Employee’s current verifiable salary or, if not employed, Employee’s prorated last Magellan salary.

10.                          Return of Company Property. Employee agrees that, within two (2) days of the Termination Date, he/she will return to Magellan all property of Magellan that he/she has in his/her possession and any documents, records, or information appearing on any medium which contain things of any nature pertaining to his/her work at Magellan or any of its affiliate or subsidiary corporations in accordance with Section 11 of the Employment Agreement.

11.                          Protection of Confidential Information/Trade Secrets, Non-Competition, and Non-Solicitation. Employee agrees that he/she remains subject to, and that he/she shall comply with, Section 7 of the Employment Agreement during the Severance Period and, to the extent provided for in the Employment Agreement, thereafter. Employee acknowledges that as of the date of execution of this Separation Agreement he/she has not violated any term of Section 7 of the Employment Agreement.

12.                          Job References. Magellan’s corporate policy requires that all job references regarding current or former employees of Magellan be neutral in nature. The only job references provided to current or former employees, prospective employers, or any other third parties regarding a current or former employee are limited to the employee’s dates of employment and the positions held.  Any agent or employee of Magellan who provides a job reference that is not limited to the employee’s dates of employment and positions held does so in his or her individual capacity and is acting outside the scope of his or her authority and responsibilities. Notwithstanding the above, Employer’s Chief Executive Officer, Barry M. Smith, may in his sole discretion provide personal references for Employee.

13.                          Compensation/Benefits Non-Transferable. Employee agrees that the Separation Agreement compensation and benefits are nontransferable and will immediately terminate in the event of his/her death.

14.                          Obligations Conditioned upon Performance. The obligations of any party to perform any of the promises of this Separation Agreement shall be conditioned upon the performance by all of the parties of their respective obligations hereunder and under the Employment Agreement.

15.                          Entire Agreement. The provisions included in this Separation Agreement constitute the entire agreement between Employee and Magellan and supersede any other existing agreement(s) between Employee and Magellan and/or its current and past affiliate or subsidiary companies with respect to its subject matter, excluding only the Employment Agreement, any other fully executed Non-Cornpete/Non-Solicit and Confidentiality Agreement and/or Employment Agreement that Employee has with Magellan, and any agreement between Magellan and Employee relating to the grant of stock options, RSUs or PSUs to Employee, the terms of which shall remain in effect notwithstanding the existence of this Separation Agreement. In the event of a conflict between the terms of this Separation Agreement and any of the excluded agreements referenced in the prior sentence, the terms of this Separation Agreement shall govern. No other subsequent agreement shall have any force or effect unless it is reduced to writing and signed by both parties.

16.                          Governing Law. This Separation Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut.

17.                           Successors and Assigns.  Employee agrees that this Separation Agreement binding upon him/her and his/her successors, assigns, heirs, executors, administrators, and legal representatives.

18.                           Severability. Should any provision of this Separation Agreement other than Paragraphs 6 and 7 be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be effected thereby and said illegal, unenforceable, or invalid term, part or provision shall be deemed not to be a part of this Separation Agreement. If Paragraph 6 and/or Paragraph 7 of this Separation Agreement are declared or determined to be illegal, invalid or unenforceable, in whole or in part, the parties agree to replace the invalid or unenforceable portion through good faith negotiations with valid and enforceable provisions consistent with the intent of Paragraph 6 and 7.

19.                           Voluntary Agreement/Review Period. If Employee is or will be at least forty years old on the Termination Date, Employee understands and agrees that with respect to any possible claim arising under the Age Discrimination in Employment Act of 1967 he/she has been given twenty-one (21) days to review and consider this Separation Agreement, Employee will then have seven (7) days following his/her signing of the Separation Agreement to revoke it, in which case the Separation Agreement will not be effective and Employee will not be entitled to receive the payments and other benefits described in this Separation Agreement, including without limitation the payments described in Paragraphs 1 and 2. Employee understands that he/she will not receive any payment under the Separation Agreement until the revocation period has passed. Employee must submit notice of revocation in writing to Donna Positano, SVP Human Resources, at dmpositano@magellanhealth.com, delivered on or before the expiration of the revocation period.

If Employee is or will be thirty-nine years old or younger on the Termination Date, Employee has been given ten (10) days to review and consider this Separation Agreement. If Employee is or will be thirty-nine years old or younger on the Termination Date, he/she has no revocation period.

Magellan has advised and hereby advises in writing Employee to discuss the Separation Agreement with an attorney. By signing the Separation Agreement, Employee acknowledges that he/she is relying upon his/her own judgment and the advice of his/her attorney and not on any recommendations or representations of Magellan, its counsel, or other representatives. Employee may sign and return the Separation Agreement sooner than the given consideration period if he/she would like, thereby waiving the consideration period.

20.                           Effective Date. The “Effective Date” of date of this Separation Agreement shall be determined as follows:

If Employee is or will be at least forty years old on the Termination Date, the Effective Date of this Separation Agreement shall be the eighth day following execution of this Separation

Agreement by Employee, provided that Employee has not revoked the Separation Agreement as described in Paragraph 19, above.

If Employee is or will be thirty-nine years old or younger on the Termination Date, the Effective Date of this Separation Agreement shall be the date that Employee signs the Separation Agreement.

THIS IS A GENERAL RELEASE - READ BEFORE SIGNING

I AGREE THAT I HAVE READ THE SEPARATION AGREEMENT AND INCORPORATED RELEASE, HAVE HAD SUFFICIENT TIME TO REVIEW CAREFULLY THE CONTENTS THEREOF, UNDERSTAND THE CONTENTS THEREOF, HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE IT REVIEWED BY MY OWN COUNSEL, FREELY AND VOLUNTARILY ASSENT TO ALL THE TERMS AND CONDITIONS THEREOF, AND SIGN THE SAME AS MY OWN FREE ACT.

/s/ Tina Blasi	/s/ Alan Farber
Tina Blasi	Witness

6/3/2015	6/3/15
Date	Date

MAGELLAN HEALTH, INC.

By:
/s/ Caskie Lewis-Clapper	6/3/2015
Date